CONSULTING AND ACQUISITION MANAGEMENT AGREEMENT
                 -----------------------------------------------

      Consulting and Acquisition Management Agreement ("Agreement") made this 17th day of May, 1996 by and between INTERNATIONAL STANDARDS GROUP, LIMITED, a Delaware corporation ("ISG"), and VISTAQUEST, INC., a New York corporation (the "Consultant").

                             W I T N E S S E T H:
                             - - - - - - - - - -
      A. ISG desires to engage the services of Consultant in order to identify, evaluate and structure mergers, consolidations, acquisitions, joint ventures and strategic alliances (hereinafter collectively referred to as "Acquisitions"), provide consulting and advisory services regarding real estate aspects of such Acquisitions and, at the request of ISG, to manage any such Acquisitions; and

      B. Consultant is desirous of performing such services on behalf of ISG or its real estate affiliate.

      1.    CONSULTING SERVICES.

            1.1 Upon the terms and subject to the conditions contained in this Agreement, Consultant hereby agrees that it shall, during the term of this
Agreement, devote sufficient time and effort on behalf of ISG (i) in the identification, evaluation, structuring, negotiating and closing of business acquisitions (whether in the form of asset purchases, stock purchases, mergers, (whether in the form of asset purchases, stock purchases, mergers, consolidations, joint ventures, strategic alliances or otherwise) for the account of ISG upon such terms and conditions as are reasonably acceptable to ISG; (ii) in the provision of consulting and advisory services regarding issuance aspects of operations, regulatory compliance, management, report, technology developments, political and regulatory analysis, new product introduction and integration of systems to promote expansion of operations; and
(iii) if requested by ISG, managing and operating each such consummated Acquisition. Notwithstanding anything to the contrary in the preceding sentence, each Acquisition proposed by Consultant to be made by ISG shall be subject to the approval of ISG which approval may be withheld or delayed for any reason in ISG's sole and absolute discretion. Such proposed Acquisitions may constitute leveraged buy-outs and need not initially produce positive cash flow.

                  ISG has identified The Leader Mortgage Company as a potential acquisition target. In addition, Consultant will assist ISG with securing








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warehouse lines,  portfolio  enhancement and funding,  credit lines and mortgage portfolio valuations. Consultant will also assist ISG or its affiliates with any regulatory compliance needed which shall include, but not be limited to, VA, FHA, HUD, Freddie Mac, Ginny Mae, etc.

            1.2 Following any consummated Acquisition of a Target Company (as hereinafter defined) by ISG or an Affiliate (as hereinafter defined), at the written request of ISG, Consultant shall be responsible, subject to the direction of ISG's Board of Directors, for the management and day-to-day operations of such Acquisition. Consultant shall have the right to recommend the chief executive officer of each Acquisition subject to the sole and absolute discretion of ISG's Board of Directors.

            1.3 Consultant shall, in writing, submit an acquisition proposal to ISG with regard to each Acquisition which is proposed to be consummated (a "Target Company"). Each such proposal shall include the business and marketing plan and financial pro-formas with respect to such proposed Acquisition. If any Target Company is acquired by ISG or an Affiliate during the term of this Agreement or for one (1) year thereafter, Consultant shall be entitled to the fees set forth in subparagraph 3.2 hereof. During the term of this Agreement, Consultant shall, at least quarter-annually, report to ISG on its activities regarding the targeting of Acquisitions, the status of Acquisitions in progress and a summary of the activities and financial results of Acquisitions made.

      2. TERM. The Agreement shall be for a term of six (6) months from the date hereof.

      3. COMPENSATION. ISG shall pay the following compensation to Consultant in consideration for the services to be rendered hereunder. The shares referred to in paragraph 3.2 and the shares underlying the Warrant referred to in paragraph 3.3 will have piggyback registration rights at the next registration and, absent a registration by ISG, will have demand registration rights.

            3.1 ISG shall pay Consultant $5,000 per month for a period of twelve
(12) months.

            3.2 There shall be issued to Consultant 600,000 shares of Common Stock, $.00001 par value (the "Shares"), of ISG.

            3.3 There shall be issued to Consultant a warrant (the "Warrant") for the purchase of up to 350,000 shares of ISG's Common Stock at a purchase price per share of $0.75. The Warrant may be exercised with respect to the number of shares of ISG's Common Stock at any time upon surrender of the Warrant









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Certificate  and payment of the  exercise  price on or before 5:30 p.m. New York time, May 17, 1999 (or, if not a business day, the first business day thereafter.) The number of shares and exercise price set forth above shall be subject to adjustment to protect the Consultant against dilution, as set forth in appropriate anti-dilution provisions in the Warrant. The Warrant shall also provide that the stock certificates for any shares purchased by the Consultant under the Warrant shall be delivered to the Consultant no later than 15 days after the receipt of payment of the exercise price by ISG. The Warrant may be exercised in whole or in part at any time during its term.

            3.4 There shall be issued to Consultant a warrant (the "Warrant") for the purchase of up to 250,000 shares of ISG's Common Stock at a purchase price per share of $1.00. The Warrant may be exercised with respect to the number of shares of ISG's Common Stock at any time upon surrender of the Warrant Certificate and payment of the exercise price on or before 5:30 p.m. New York time, May 17, 1999 (or, if not a business day, the first business day thereafter.) The number of shares and exercise price set forth above shall be subject to adjustment to protect the Consultant against dilution, as set forth in appropriate anti-dilution provisions in the Warrant. The Warrant shall also provide that the stock certificates for any shares purchased by the Consultant under the Warrant shall be delivered to the Consultant no later than 15 days after the receipt of payment of the exercise price by ISG. The Warrant may be exercised in whole or in part at any time during its term.

            3.5 There shall be issued to Consultant a warrant (the "Warrant") for the purchase of up to 150,000 shares of ISG's Common Stock at a purchase price per share of $1.25. The Warrant may be exercised with respect to the number of shares of ISG's Common Stock at any time upon surrender of the Warrant Certificate and payment of the exercise price on or before 5:30 p.m. New York time, May 17, 1999 (or, if not a business day, the first business day thereafter.) The number of shares and exercise price set forth above shall be subject to adjustment to protect the Consultant against dilution, as set forth in appropriate anti-dilution provisions in the Warrant. The Warrant shall also provide that the stock certificates for any shares purchased by the Consultant under the Warrant shall be delivered to the Consultant no later than 15 days after the receipt of payment of the exercise price by ISG. The Warrant may be exercised in whole or in part at any time during its term.

            3.6 At the request of ISG, upon the consummation of each Acquisition of a Target Company that was brought in by Consultant by ISG or an Affiliate and












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for a period of two (2) years  commencing on the  acquisition  date of each such
Acquisition, an annual fee equal to the sum of (i) 2% of the first $3 million in Annual Gross Revenues (as hereinafter defined; (ii) 1% of the next $5 million in Annual Gross Revenues; and (iii) one-half of 1% of Annual Gross Revenues in excess of $8 million in Annual Gross Revenues. "Annual Gross Revenues" shall mean, as the case may be, (i) the gross revenues of each such Acquisition, during each full fiscal year which commences subsequent to the acquisition date of each such Acquisition, as determined by generally accepted accounting principles applied on a consistent basis with prior periods ("GAAP") or (ii) the gross revenues determined by GAAP of each such Acquisition for any period commencing on the acquisition date of each such Acquisition and ending at the end of the fiscal period then in effect if such period is less than a full fiscal year or (iii) the gross revenues determined by GAAP for any period commencing with the beginning of a fiscal year and terminating on the third anniversary of the acquisition date of each such Acquisition. The fees payable pursuant to this subparagraph 3.2 shall be paid monthly on the 20th day of each month and shall be separately calculated on the gross revenues of each such Acquisition as set forth on its internally prepared, unaudited operating statement for the preceding month (or part thereof, if an Acquisition occurs in the middle of any month) ("Monthly Gross Revenues"). Monthly Gross Revenues for all preceding months within the then applicable fiscal year of each such Acquisition and for which the fees provided for herein are payable shall be added together in order to calculate the fee then owing to Consultant for such month. Monthly fees paid hereunder shall be adjusted as necessary at the end of each fiscal year to reflect adjustments to gross revenues for the fiscal year then ended based on the audited financial statements of each Acquisition as prepared in accordance with GAAP.

            3.7 In the event that a Target Company is merged with or into ISG or an Affiliate or consolidated with ISG or an Affiliate, Annual gross Revenues shall not include revenues associated with the ongoing business of ISG or an Affiliate (unless such Affiliate is also an acquisition), except to the extent such ongoing business is or was the business of an Acquisition.

            3.8 Management fees payable pursuant to subparagraph 3.2 hereof shall be in lieu of any other compensation to which Consultant may otherwise be entitled for acting as an officer, director, consultant or any like capacity in respect of a consummated Acquisition.

      4. EXPENSES. Unless otherwise approved by ISG, Consultant shall bear all expenses incurred by it prior to written acceptance by ISG of a proposal by











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Consultant with respect to the Acquisition of a Target Company on behalf of ISG.
Thereafter, subject to ISG's prior written approval, all out-of-pocket expenses of Consultant, legal, accounting and other fees to third parties in connection with or in respect of such proposed Acquisition shall be paid by ISG promptly when due. After ISG approves in writing a proposed Acquisition, but prior to consummation of such Acquisition, Consultant, subject to ISG's approval, may select providers of professional services in respect of such Acquisition. In any event, ISG shall always have the right to require that such providers of professional services fully cooperate with providers of professional services selected by ISG. After such Acquisition shall have been consummated, ISG shall have the sole right to designate providers of professional services in connection with or in respect of such Acquisition, and similarly, ISG shall have the sole right to remove, replace or supplement providers of professional services, including, but not limited to, attorneys, accountants, auditors and appraisers.

      5. FINDER'S FEES. Any finder's fees or brokerage commissions or like payment payable to any person or entity in respect of or in connection with a consummated Acquisition by ISG or an Affiliate shall be fully disclosed to ISG and shall be subject to prior approval by ISG.

      6. EARLY TERMINATION. This Agreement will automatically expire on the first anniversary date hereof.

      7.    BREACH OF CONTRACT.

            7.1 The sole remedy of ISG in respect of any material breach of this Agreement by Consultant shall be to terminate this Agreement upon the giving of thirty (30) days prior written notice, but no such termination shall, except as otherwise provided in subparagraph 7.2 of Paragraph 7 hereof, affect the fees payable pursuant to subparagraphs 3.1 or 3.2 hereof.

            7.2  Notwithstanding  anything to the contrary in  subparagraph  7.1 hereof, in the event that Consultant shall have materially breached its obligation to provide the services specified in subparagraph 1.2 of this Agreement and such material breach has a material adverse effect on the financial performance of an Acquisition or Acquisitions subsequent to such material breach, then the fees payable pursuant to subparagraph 3.2 (and subparagraph 3.2 alone) and due to Consultant thereafter and which fees are related to such materially and adversely affected Acquisition or Acquisitions shall be deemed forfeit as liquidated damages for such material breach; provided further, however, that ISG shall have given Consultant written notice of such breach of subparagraph 1.2 and Consultant shall not have materially cured such breach within forty-five (45) days of the receipt of such written notice.









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      8.    NON-COMPETITION. Consultant  shall  not  during  the  term  of  this
Agreement, directly or indirectly, engage in any business substantially similar to the business of any consummated Acquisition. The term "engage in" shall include, but shall not be limited to, activities as proprietor, partner, principal shareholder, principal agent, employee or consultant. Notwithstanding the provisions of subparagraph 7.1 and Paragraph 11 hereof, ISG shall be entitled to seek injunctive relief. In the event of any litigation arising out of this Paragraph 8, the prevailing party shall be entitled to its reasonable attorneys' fees and court costs. Consultant acknowledges that, during the term of this Agreement, it shall have access to information, materials and/or processes confidential and proprietary to ISG and/ or any of the Acquisitions to be made hereunder, and Consultant and its employees, agents, attorneys and accountants shall at all times maintain the secrecy and confidentiality of all such information, materials and/or processes acquired or revealed to them under, pursuant or in connection with this Agreement.

      9.    DISPOSITION OF AN ACQUISITION.

            9.1 ISG may transfer, sell or otherwise convey any Acquisition, or part thereof, to an Affiliate. "Affiliate" shall be deemed to mean (i) any direct or indirect subsidiary corporation of ISG; (ii) any person or entity who owns, directly or indirectly either of record or beneficially, or who controls directly or indirectly twenty-five (25%) percent or more of the outstanding common stock of ISG; (iii) any person or entity in which ISG owns either of record or beneficially or who controls directly or indirectly, twenty-five (25%) percent or more for such person or entity (whether by stock ownership or otherwise); or (iv) any spouse, child, parent, grandparent or grandchild of any person identified in subsection 9.1(b) hereof; provided, however, that no such transfer, sale or conveyance shall effect the fees payable to Consultant pursuant to subparagraph 3.2 above.

            9.2 ISG may sell, transfer or otherwise convey or divest (a "Divestment") itself of an Acquisition at any time for any reason to a person or entity who is not an Affiliate so long as such Divestment is not less than the fair market value of such divested Acquisition.

            9.3 Notwithstanding anything to the contrary in subparagraph 9.2, no Fee shall be payable (i) if such Divestment is in respect of substantially all of the assets of such Acquisition as they existed on the acquisition date of









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such Acquisition  (except with respect to changes in the ordinary course of such
Acquisition's business) and (ii) the consideration received or to be received by ISG or an Affiliate is less than the consideration paid by ISG or an Affiliate to acquire such Acquisition.

      10. OFFICERS AND DIRECTORS. Consultant, upon the request of ISG, may have one of its affiliates serve as officer and/or director of any Acquisition; provided, however, that the Consultant shall be entitled to be covered by appropriate directors and officers liability insurance and indemnification by ISG in amounts and on terms acceptable to Consultant in its sole discretion.

      11. DISPUTE RESOLUTIONS. Any dispute, controversy or claim between ISG, on the one hand, and Consultant, on the other hand, which arises out of, relates to or is in connection with this Agreement or the subject matter hereof, shall be settled by arbitration in the jurisdiction of the parties against whom the proceeding is initiated in accordance with the following principles:

                 (i) the party demanding arbitration shall, in writing, set forth the nature of the dispute, controversy or claim;

                (ii) each of ISG and Consultant shall name an arbitrator to resolve the dispute. Such arbitrators shall name a third arbitrator;

               (iii) the arbitrators, sitting as panel, shall go carefully into the merits of the asserted dispute, controversy or claim, and shall have full and complete power, authority and jurisdiction to hear and determine any and all disputed matters and shall call, and have the power to demand, such evidence as they deem necessary to a proper determination thereof;

                (iv) after a full and careful consideration of the dispute, controversy or claim and all matters related thereto, the arbitrators shall make a report of its finding, and such report shall be final and conclusive and shall be binding upon the parties;

                 (v) a decision by any two arbitrators shall be deemed a decision by all of the arbitrators; and

                (vi) the arbitrators shall execute an award upon its decision, and such award may be entered as a final, non-appealable judgement in any court having jurisdiction.












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      12.   ENTIRE AGREEMENT.  This  Agreement  contains  the  entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

      13. WAIVERS AND AMENDMENTS. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder, shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which any party may otherwise have at law or in equity.

      14. GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Florida applicable to agreements made and to be performed entirely within such State.

      15. NO ASSIGNMENT. This Agreement is not assignable by Consultant except to any entity in which a majority in interest is owned by Consultant, but shall be assignable by ISG solely upon the consent of Consultant.

      16. HEADINGS. The headings in this Agreement are for reference purpose only and shall not in any way affect the meaning or interpretation of this Agreement.

      17.   SEVERABILITY OF PROVISIONS.   The invalidity or unenforceability of
any term, phrase, clause, paragraph, restriction, covenant, agreement or other provision of this Agreement shall in no way affect the validity or enforcement of any other provision or any part thereof.

      18. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed, shall constitute an original copy hereof, but all of which together shall consider but one and the same document.

      19. OTHER ACTIVITIES. Nothing contained herein shall prevent Consultant from acquiring or participating in the acquisition of a Target Company proposed by Consultant to be acquired by ISG where such proposal is rejected by ISG or fails in its consummation for any reason (unless such failure of consummation is caused by the bad faith of Consultant). The foregoing shall be subject to such









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other  activity  not  interfering  with the  performance  by  Consultant  of the services to be rendered to ISG under this Agreement and that such Acquisition is acquired at a price and upon terms and conditions no more favorable than those offered to ISG.

      20. NO AGENCY. Consultant shall not, without the express written consent of ISG, hold itself out as the agent of ISG, nor shall Consultant have the authority to bind ISG or incur liabilities on behalf of ISG, except as otherwise provided for herein, without the express written consent of ISG.

      21. DISCLAIMER. Consultant acknowledges that it has made a full and independent inquiry regarding ISG and has been afforded access to such ISG materials as it requested and that, in entering into this Agreement, it has not in any manner directly or indirectly relied on any warranty or representation by ISG, their officers, directors, agents, legal counsel or accountants concerning ISG and/or its stock as to matters past, present or future.

      22. NOTICES. All notices to be given hereunder shall be in writing, with fax notices being an acceptable substitute for mail and/or and delivery to:

                  (i)   VistaQuest, Inc.
                        30 Waterside Plaza, Suite 37F
                        New York, New York   10010
                        Attention: Mark Kabbash

                (ii)    International Standards Group, Limited
                        3200 North Military Trail, Suite 210
                        Boca Raton, Florida   33431
                        Attention: Joseph L. Lents

      IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                                          INTERNATIONAL STANDARDS
                                             GROUP, LIMITED



                                          By:/S/ JOSEPH L. LENTS
                                             ------------------------------
                                             Joseph L. Lents, President


                                          VISTAQUEST, INC.



                                          By:/S/ MARK KABBASH
                                             ------------------------------
                                             President


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